Exhibit 99.1

FOR IMMEDIATE RELEASE

Redwood Trust, Inc.

October 9, 2024

Redwood Trust Prices Reopening of $40 million of 7.75% Convertible Senior Notes Due 2027

MILL VALLEY, Calif.—(BUSINESS WIRE)—Redwood Trust, Inc. (NYSE: RWT; “Redwood” or the “Company”) today announced that it priced approximately $40 million aggregate principal amount of its 7.75% convertible senior notes due 2027 (the “Notes”) in a private offering to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Notes will be issued as a reopening of, and will be part of the same series as, the 7.75% convertible senior notes due 2027 that the Company originally issued in June 2022 (the “Initial Notes”), of which $207,410,000 aggregate principal amount is currently outstanding. While the Notes will initially trade under a Rule 144A CUSIP number, the Company expects that once de-legended, the Notes will trade with the same CUSIP number as the Initial Notes. The offering is expected to close on October 11, 2024, subject to the satisfaction of certain closing conditions.

Interest on the Notes is payable semi-annually in arrears on June 15 and December 15 of each year; the Notes will mature on June 15, 2027, unless earlier repurchased, redeemed or converted. Upon conversion, holders of the Notes will receive shares of Redwood’s common stock, together with cash in lieu of any fractional share. If Redwood undergoes a “fundamental change” (as defined in the indenture governing the Notes), subject to certain conditions, holders of the Notes may require Redwood to repurchase all or part of their Notes for cash in an amount equal to the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any.

Before March 15, 2027, holders have the right to convert their Notes only upon the occurrence of certain events. From and after March 15, 2027, holders may convert their Notes at any time at their election until the close of business on the second scheduled trading day immediately before the maturity date. Redwood has the right to elect to settle conversions either entirely in cash or in a combination of cash and shares of its common stock. However, upon conversion of any Notes, the conversion value, which will be determined over a period of multiple trading days, will be paid in cash up to at least the principal amount of the Notes being converted. Any conversions of Notes into shares of Redwood common stock will be subject to certain ownership limitations set forth in Redwood’s charter documents. The conversion rate is 95.6823 shares of common stock per $1,000 principal amount of Notes, equivalent to a conversion price of approximately $10.45 per share, which is an approximately 38% premium to the closing price of Redwood’s common stock on October 9, 2024. The conversion rate and conversion price are subject to customary anti-dilution adjustments.

Redwood has the right to redeem the Notes, in whole or in part, at its option at any time prior to maturity to the extent necessary to preserve its status as a real estate investment trust for U.S. federal income tax purposes. In addition, subject to certain limitations, Redwood has the right to redeem the Notes, in whole or in part, at its option on or after June 16, 2025, but only if the last reported sale price per share of Redwood’s common stock exceeds 130% of the conversion price for a specified period of time. The redemption price for any Note called for redemption will be a cash amount equal to the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any.

Redwood estimates that the net proceeds it will receive from the offering will be approximately $38.2 million, after deducting the initial purchasers’ discounts and commissions and estimated offering expenses payable by Redwood. Redwood intends to use the net proceeds from the offering to repurchase a portion of the currently outstanding 5.75% exchangeable senior notes due 2025 previously issued by one of its subsidiaries (the “2025 Notes”) in privately negotiated transactions from time to time. Redwood intends to use the remainder of the net proceeds, if any, for general corporate purposes.

The terms of the 2025 Notes repurchases will depend on several factors, including the market price of Redwood’s common stock and the trading price of the 2025 Notes at the time of each such repurchase of the 2025 Notes. If, for any reason, Redwood does not use the net proceeds from this offering to repurchase a portion of the 2025 Notes, it would expect to use the net proceeds for general corporate purposes.

The offer and sale of the Notes and any shares of common stock issuable upon conversion of the Notes have not been, and will not be, registered under the Securities Act or any other securities laws, and the Notes and any such shares cannot be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws. This press release does not constitute an offer to repurchase any 2025 Notes or to sell, or the solicitation of an offer to buy, the Notes or any shares of common stock issuable upon conversion of the Notes, nor will there be any sale of the Notes or any such shares, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful.

About Redwood Trust

Redwood Trust, Inc. (NYSE: RWT) is a specialty finance company focused on several distinct areas of housing credit where we provide liquidity to growing segments of the U.S. housing market not well served by government programs. We deliver customized housing credit investments to a diverse mix of investors through our best-in-class securitization platforms, whole-loan distribution activities, and our publicly traded shares. We operate our business in three segments: Residential Consumer Mortgage Banking, Residential Investor Mortgage Banking and Investment Portfolio. Through RWT Horizons®, our venture investing initiative, we invest in early-stage companies that have a direct nexus to our operating platforms. Additionally, through Aspire, our home equity investment (“HEI”) platform, we directly originate HEI to homeowners. Our goal is to provide attractive returns to shareholders through a stable and growing stream of earnings and dividends, capital appreciation, and a commitment to technological innovation that facilitates risk-minded scale. Redwood Trust is internally managed and structured as a real estate investment trust (“REIT”) for tax purposes.

CAUTIONARY STATEMENT: This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as statements related to the offering and the expected use of the net proceeds. Forward-looking statements involve numerous risks and uncertainties. Redwood’s actual results may differ materially from those projected, and Redwood cautions investors not to place undue reliance on the forward-looking statements contained in this release. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan,” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in Redwood’s filings with the Securities and Exchange Commission. Redwood undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACT

Kaitlyn Mauritz

Head of Investor Relations

Phone: 866-269-4976

Email: investorrelations@redwoodtrust.com